EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2010

ELK GROVE VILLAGE, Ill., Dec. 14, 2009 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2009.

Revenues decreased to $30.6 million for the second quarter fiscal 2010 from $41.1 million for the same quarter in the prior year. Net income decreased to $517,298 in the fiscal 2010 period compared to $1,505,316 for the same period in the prior year. Basic earnings per share were $0.14 and diluted earnings per share were $0.13 for the quarter ended October 31, 2009, compared to $0.39 for both for the same quarter in fiscal 2009.

For the six months ended October 31, 2009, revenues decreased to $56.9 million compared to $79.6 million for the same period ended October 31, 2008. Net income for the same period in fiscal 2010 was $114,823, compared to $2,084,640 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2009, were $0.03 and $0.02, respectively, compared to $0.55 and $0.54 for the six months ending October 31, 2008.

Commenting on SigmaTron's second quarter and six month results, Gary R. Fairhead, President and Chief Executive Officer, said, "I am pleased to report a profitable second quarter for fiscal 2010. When comparing our second quarter and six month results for fiscal 2010 to the same periods for fiscal 2009, it is clear how dramatically the general economy has negatively affected our Company. However, we were profitable for each month of the second quarter and assuming that the economy has stabilized, we have successfully downsized the Company. The second quarter of fiscal 2009 was the last strong quarter we had before feeling the effects of the economic downturn.

"Many of our cost reduction decisions remain in place, including reduced hours at some locations and pay reductions at others. We have seen some modest signs of growth from virtually all of our customers but uncertainty remains regarding the overall economy for calendar 2010. Our plan remains to keep our cost reductions in place and our headcount at depressed levels until we see more evidence of the economy stabilizing and/or growing and have some sense of the government's economic policies and programs going forward.

"In spite of our profitable second quarter, we found ourselves in violation of one of our covenants with Bank of America at the end of the quarter. In October 2009 we decided to conduct a strategic review of our financing arrangements to determine the best long-term alternatives. As part of the review process, we contacted five potential new banks and asked them to review SigmaTron's financial position and to submit proposals for possible financing alternatives. We received viable proposals from four of the five as well as a proposal from Bank of America. Based on an evaluation of all the proposals, we have decided to reduce the overall size of our facilities by approximately $7 million and to pursue the proposal from Wells Fargo/HSBC Trade Bank. The reduction will reduce our overall credit facility cost as there is currently no need for the excess capacity due to a reduction in business activity. We are in the process of negotiating documents and undergoing the field audit with Wells Fargo/HSBC Trade Bank. On December 10, 2009 we received a Commitment Letter from Wells Fargo/HSBC Trade Bank. We anticipate we will finalize the transaction by December 31, 2009. We have discussed our decision with Bank of America, and they have provided a forbearance on the financial covenant violation until January 8, 2010 to allow us to transition to Wells Fargo/HSBC Trade Bank. We will continue to operate under the existing terms with Bank of America during the transition period. Bank of America has expressed its interest in continuing its relationship with us and if for any reason we are unable to complete the transaction with Wells Fargo/HSBC Trade Bank we will revisit the relationship with a view to continuing it under revised terms. We believe that going forward we will have financing from either Bank of America or another bank.

"On another positive note, we continue to see strong short-term demand from virtually all of our customers. Some of our newer customers have found financing and are starting to place orders and equally important, we have seen more new opportunities that we are quoting than we have seen in several years. If indeed the economy has stabilized, then I believe that SigmaTron has survived this economic downturn well-positioned for the future. I appreciate the support the Company has had during this difficult time from its Board of Directors, employees, customers, vendors and shareholders. I hope the worst is behind us and that we can return to the task of growing the Company in terms of both revenue and profits."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the current turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     Three Months Three Months Six Months  Six Months
                         Ended        Ended       Ended       Ended
                      October 31,  October 31, October 31, October 31,
                         2009         2008         2009        2008
                     ------------ ------------ ----------- -----------

 Net sales            $30,564,267  $41,132,728 $56,894,321 $79,610,846

 Cost of products
  sold                 27,280,971   35,221,349  51,351,172  69,050,269
                     ------------ ------------ ----------- -----------

 Gross profit           3,283,296    5,911,379   5,543,149  10,560,577

 Selling and admini-
  strative expenses     2,368,409    3,469,956   4,945,250   6,662,459
                     ------------ ------------ ----------- -----------

 Operating income         914,887    2,441,423     597,899   3,898,118

 Other expense             93,866      371,034     415,659     849,826
                     ------------ ------------ ----------- -----------

 Income from
  operations before
  income tax              821,021    2,070,389     182,240   3,048,292

 Income tax expense       303,723      565,073      67,417     963,652
                     ------------ ------------ ----------- -----------

 Net income              $517,298   $1,505,316    $114,823  $2,084,640
                     ============ ============ =========== ===========

 Net income per
  common share -
  basic                     $0.14        $0.39       $0.03       $0.55
                     ============ ============ =========== ===========

 Net income per
  common share -
  assuming dilution         $0.13        $0.39       $0.02       $0.54
                     ============ ============ =========== ===========

 Weighted average
  number of common
  equivalent shares
  outstanding -
  assuming dilution     3,851,395    3,874,643   3,839,096   3,879,530
                     ============ ============ =========== ===========

 CONDENSED CONSOLIDATED BALANCE SHEETS

                                             October 31,     April 30,
                                                2009           2009
                                             -----------   -----------

 Assets:

 Current assets                              $58,391,570   $59,622,532

 Machinery and equipment-net                  25,802,701    26,200,578

 Intangible assets                               478,259       608,887
 Other assets                                    621,435       699,379
                                             -----------   -----------

 Total assets                                $85,293,965   $87,131,376
                                             ===========   ===========

 Liabilities and shareholders' equity:

 Current liabilities                         $37,344,010   $16,055,185

 Long-term obligations                         2,421,296    25,674,306

 Stockholders' equity                         45,528,659    45,401,885
                                             -----------   -----------

 Total liabilities and stockholders' equity  $85,293,965   $87,131,376
                                             ===========   ===========

CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095